Exhibit 99.1

20 S. Wacker Drive, Chicago, IL 60606-7499 www.cme.com

Media Contacts
Anita S. Liskey, 312.466.4613
Bill Parke, 312.930.3467
aliskey@cme.com

Investor Contact
FOR IMMEDIATE RELEASE	John Peschier, 312.930.8491

Chicago Mercantile Exchange Holdings Inc. Reports Record Revenues and a 54 Percent Increase in Net Income for First-Quarter 2005; Diluted Earnings Per Share Rose 51 Percent to $2.04

Declares Quarterly Dividend of 46 Cents Per Share

CHICAGO, April 26, 2005 – Chicago Mercantile Exchange Holdings Inc. (NYSE: CME) today reported record revenues and profits, with a 54 percent increase in net income for first-quarter 2005 compared with first-quarter 2004. These results were driven by significantly increased trading volume in each of CME’s benchmark product lines. Net revenues climbed 29 percent to a record $214 million, compared with $166 million during the same period a year ago. Income before income taxes was $118 million, compared with $77 million, and net income was $71 million, versus $46 million. Earnings per diluted share rose 51 percent to $2.04 from $1.35. Yesterday, the company declared a second-quarter dividend of 46 cents per share, payable on June 27, 2005 to shareholders of record on June 10, 2005.

Average daily volume was 3.9 million contracts for first-quarter 2005, a 39 percent increase from first-quarter 2004. Trading on the CME® Globex® electronic trading platform grew 95 percent from 1.3 million contracts per day in first-quarter 2004 to 2.6 million per day in first-quarter 2005. Electronic volume represented 66 percent of total CME volume in the quarter. In March, electronic trading averaged a record 2.8 million contracts per day, up 78 percent from March 2004.

“CME delivered the highest quarterly volume and revenue ever in each of our financial product lines, in the quarter with the fewest trading days,” said CME Chairman Terry Duffy. “We are off to a great start in the second quarter, averaging 5 million contracts per day, up from 3.9 million contracts per day in the first quarter. We are continuing to benefit from secular trends, including increased investor sophistication and more active investment strategies that are driving a shift toward exchange-traded derivatives to manage risk. Furthermore, with the rise in economic uncertainty in April – due to factors such as fluctuating interest rates, energy costs and weakened consumer confidence – more market users are turning to CME.”

“CME’s volume growth in the first quarter outpaced that of our peers, and so far in April, we are trading more volume than any derivatives exchange in the world,” said CME Chief Executive Officer Craig Donohue. “First-quarter growth was driven by record average daily volumes from members, customers and special programs. We are continuing our strategic efforts to expand our worldwide customer base and broaden our electronic product offerings, which resulted in additional cash flow by increasing the number of transactions handled through our scalable infrastructure. First-quarter results – including increased operating margin, earnings per share growth of more than 50 percent and significant free cash flow – indicate that our strategy is working.”

All references to volume and rate per contract information in the text of this document exclude our non-traditional TRAKRS™ products, for which CME receives significantly lower clearing fees than other CME products.

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CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.

Clearing and transaction fee revenue from CME products increased 31 percent to $161 million, up from $123 million for first-quarter 2004. Revenue from clearing and transaction processing services rose 35 percent to $17 million, compared with $12 million. Quotation data fees were up 15 percent to $18 million, versus $15 million. While net revenues increased 29 percent, expenses increased 8 percent to $96 million, compared with $89 million in the year-ago quarter.

Full-year operating expenses are anticipated to rise 11 to 13 percent for all of 2005, in line with historical expense growth rates. The increase is due primarily to spending for technology and expanded communications bandwidth to accommodate additional volume growth.

First-quarter income before income taxes was $118 million, an increase of 53 percent from $77 million for the year-ago period. The company’s operating margin, defined as income before income taxes expressed as a percentage of net revenues, was 55 percent, compared with 47 percent for the same period last year.

Capital expenditures, including capitalized software development costs, were $16 million in first-quarter 2005. In order to further increase trade matching and clearing capacity to accommodate additional volume, CME expects capital expenditures to range between $80 million and $90 million in 2005.

CME’s working capital increased by approximately $66 million during the first quarter, to $739 million at March 31, 2005.

CME will hold a conference call to discuss first-quarter results at 8:30 a.m. Eastern Time today. A live audio Webcast of the call will be available on the Investor Relations section of CME’s Web site at www.cme.com. An archived recording will be available for up to two months after the call.

Chicago Mercantile Exchange Holdings Inc. became the first publicly traded U.S. financial exchange on Dec. 6, 2002. The company was added to the Russell 1000® Index on July 1, 2003. It is the parent company of Chicago Mercantile Exchange Inc. (www.cme.com), the largest futures exchange in the United States. As an international marketplace, CME brings together buyers and sellers on its CME Globex electronic trading platform and on its trading floors. CME offers futures and options on futures primarily in four product lines: interest rates, stock indexes, foreign exchange and commodities. The exchange moved about $1.5 billion per day in settlement payments in first-quarter 2005 and managed $44.4 billion in collateral deposits at March 31, 2005, including $4.3 billion in deposits for non-CME products.

Chicago Mercantile Exchange, CME and Globex are registered trademarks of Chicago Mercantile Exchange Inc. E-mini is a trademark of CME. TRAKRS, Total Return Asset Contracts and other trade names, service marks, trademarks and registered trademarks that are not proprietary to Chicago Mercantile Exchange Inc. are the property of their respective owners, and are used herein under license. Further information about CME and its products is available on the CME Web site at www.cme.com.

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CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.

Statements in this news release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. Among the factors that might affect our performance are: increasing competition by foreign and domestic competitors, including new entrants into our markets; our ability to keep pace with rapid technological developments, including our ability to complete the development and implementation of the enhanced functionality required by our customers; our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities, and our ability to maintain the competitiveness of our existing products and services; our ability to successfully implement our competitive initiatives; our ability to efficiently and simultaneously operate both open outcry trading and electronic trade execution facilities; our ability to adjust our fixed costs and expenses if our revenues decline; our ability to continue to realize the benefits of our transaction processing agreement with the Chicago Board of Trade; our ability to maintain existing customers and attract new ones; changes in domestic and foreign regulations; changes in government policy, including interest rate policy and policies relating to common or directed clearing; the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; our ability to recover market data fees that may be reduced or eliminated by the growth of electronic trading; changes in the level of trading activity, mix of member and non-member trading volume, price levels and volatility in the derivatives markets and in underlying fixed income, equity, foreign exchange and commodities markets; the ability of our joint venture, OneChicago, LLC, to obtain market acceptance of its products and achieve sufficient trading volume to operate profitably; economic, political and market conditions; our ability to accommodate increases in trading volume without failure or degradation of performance of our systems; our ability to execute our growth strategy and maintain our growth effectively; our ability to manage the risks and control the costs associated with our acquisition, investment and alliance strategy; industry and customer consolidation; decreases in trading and clearing activity; and seasonality of the futures business. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, which is available in the Investor Information section of the CME Web site. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.

Chicago Mercantile Exchange Holdings Inc. and Subsidiaries

Consolidated Balance Sheets

(dollars in thousands)

	Mar. 31, 2005	Dec. 31, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$430,619	$357,562
Collateral from securities lending	1,637,305	1,582,985
Short-term investments of interest earning facilities	100,231	87,521
Marketable securities	280,420	302,429
Accounts receivable	98,971	78,825
Other current assets	22,710	18,959
Cash performance bonds and security deposits	555,171	269,919

Total current assets	3,125,427	2,698,200
Property, net of accumulated depreciation and amortization	132,220	131,361
Other assets	27,279	27,905

TOTAL ASSETS	$3,284,926	$2,857,466

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$21,483	$23,045
Payable under securities lending agreements	1,637,305	1,582,985
Payable to participants in interest earning facilities	100,231	87,521
Other current liabilities	72,409	62,153
Cash performance bonds and security deposits	555,171	269,919

Total current liabilities	2,386,599	2,025,623
Other liabilities	20,416	19,246

Total liabilities	2,407,015	2,044,869
Shareholders’ Equity	877,911	812,597

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,284,926	$2,857,466

Balance Sheet Items Excluding Cash Performance Bonds and Security Deposits,

Securities Lending and Interest Earning Facilities1

	Mar. 31, 2005	Dec. 31, 2004
Current assets	$832,720	$757,775
Total assets	992,219	917,041
Current liabilities	93,892	85,198
Total liabilities	114,308	104,444

1	Securities lending, cash performance bonds and security deposits, and interest earnings facilities are excluded from this presentation, as these current assets have equal and offsetting current liabilities. This presentation results in a more meaningful indication to investors of the assets owned and related obligations of the company. Clearing firms are subject to performance bond requirements pursuant to the rules of the exchange. The clearing firm can elect to satisfy these requirements in cash, which is reflected on the consolidated balance sheets, or by depositing securities, which are not reflected on the consolidated balance sheets. The balance of cash performance bonds and security deposits that are deposited by clearing firms may change daily as a result of changes in the clearing firms’ open positions and how clearing firms elect to satisfy their performance bond requirements. Securities lending transactions utilize a portion of the securities that clearing firms have deposited to satisfy their proprietary performance bond requirements. Deposits received from clearing firms in the first interest earning facilities are included on the consolidated financial statements of CME Holdings. These interest earning facilities are invested on a short-term basis, are payable to the clearing firm participants on demand and will fluctuate daily.

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CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.

Chicago Mercantile Exchange Holdings Inc. and Subsidiaries

Consolidated Statements of Income

(dollars in thousands, except share and per share amounts)

	Quarter Ended March 31,
	2005	2004
REVENUES
Clearing and transaction fees	$160,846	$122,952
Clearing and transaction processing services	16,796	12,478
Quotation data fees	17,777	15,490
Access fees	4,732	3,990
Communication fees	2,366	2,498
Investment income	5,476	3,097
Securities lending interest income	10,243	3,457
Other	5,670	5,585

TOTAL REVENUES	223,906	169,547
Securities lending interest expense	(9,716)	(3,175)

NET REVENUES	214,190	166,372

EXPENSES
Compensation and benefits	43,929	40,580
Occupancy	6,870	6,705
Professional fees, outside services and licenses	9,512	8,083
Communications and computer and software maintenance	13,065	12,249
Depreciation and amortization	14,791	12,795
Marketing, advertising and public relations	2,238	2,514
Other	5,643	6,034

TOTAL EXPENSES	96,048	88,960

Income before income taxes	118,142	77,412
Income tax provision	(47,257)	(31,352)

NET INCOME	$70,885	$46,060

EARNINGS PER SHARE:
Basic	$2.07	$1.40
Diluted	$2.04	$1.35

Weighted average number of common shares:
Basic	34,166,165	32,932,354
Diluted	34,717,625	34,046,784

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CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.

	1Q 2004	2Q 2004	3Q 2004	4Q 2004	1Q 2005
Trading Days	62	63	64	64	61

Average Daily Volume (Round Turns, in Thousands)

	1Q 2004	2Q 2004	3Q 2004	4Q 2004	1Q 2005
Interest rates	1,418	1,889	1,854	1,654	2,235
Equity E-mini	1,069	1,075	1,025	1,026	1,237
Equity standard-size	118	112	111	119	129
Foreign exchange	188	176	193	252	294
Commodities	37	41	40	42	51

Subtotal	2,830	3,293	3,223	3,093	3,946
TRAKRS	116	67	32	73	30

Total	2,946	3,360	3,255	3,166	3,976

Open outcry	1,446	1,534	1,191	965	1,276
Electronic (including TRAKRS)	1,461	1,787	2,013	2,155	2,648
Privately negotiated	39	39	51	46	52

Total	2,946	3,360	3,255	3,166	3,976

Transaction Fees (in Thousands)

	1Q 2004	2Q 2004	3Q 2004	4Q 2004	1Q 2005
Interest rates	$44,803	$64,815	$69,750	$56,556	$71,003
Equity E-mini	45,950	47,456	45,930	44,586	50,048
Equity standard-size	9,077	8,826	9,090	10,071	10,319
Foreign exchange	20,784	19,297	20,721	25,404	26,621
Commodities	2,140	2,399	2,401	2,510	2,832

Subtotal	122,754	142,793	147,892	139,127	160,823
TRAKRS	198	81	45	64	23

Total	$122,952	$142,874	$147,937	$139,191	$160,846

Open outcry	$47,553	$50,516	$43,162	$34,665	$36,987
Electronic (including TRAKRS)	66,013	82,934	92,924	93,407	112,416
Privately negotiated	9,386	9,424	11,851	11,119	11,443

Total	$122,952	$142,874	$147,937	$139,191	$160,846

Average Rate Per Contract

	1Q 2004	2Q 2004	3Q 2004	4Q 2004	1Q 2005
Interest rates	$0.510	$0.545	$0.588	$0.534	$0.521
Equity E-mini	0.693	0.700	0.700	0.679	0.663
Equity standard-size	1.243	1.250	1.284	1.317	1.315
Foreign exchange	1.781	1.743	1.676	1.577	1.483
Commodities	0.918	0.938	0.925	0.932	0.904

Average (excluding TRAKRS)	0.699	0.688	0.717	0.703	0.668
TRAKRS	0.028	0.019	0.022	0.014	0.012
Overall avg. rate per contract	$0.673	$0.675	$0.710	$0.687	$0.663
Open outcry	$0.530	$0.523	$0.566	$0.562	$0.475
Electronic (including TRAKRS)	0.728	0.735	0.721	0.677	0.696
Electronic (excluding TRAKRS)	0.789	0.765	0.732	0.701	0.704
Privately negotiated	3.896	3.777	3.649	3.671	3.611

Overall avg. rate per contract	$0.673	$0.675	$0.710	$0.687	$0.663

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